Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact: Mary Twinem 952.253.0731	Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces
Second Quarter Earnings per Share of $0.62 and
Quarterly Net Earnings Growth of 9.3%

Minneapolis, Minnesota, July 24, 2012 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the second quarter ended June 24, 2012. Highlights for the second quarter versus the same period a year ago were:

o	Total revenue increased 29.7% to $238.7 million

o	Company-owned restaurant sales grew 31.4% to $220.6 million

o	Same-store sales increased 5.3% at company-owned restaurants and 5.5% at franchised restaurants

o	Net earnings increased 9.3% to $11.7 million from $10.7 million, and earnings per diluted share increased 6.9% to $0.62 from $0.58

Sally Smith, President and Chief Executive Officer, commented, “We are very pleased with our strong sales and our ongoing ability to drive revenue increases. We continue to outpace the casual dining category with same-store sales increases of 5.3% at company-owned restaurants and 5.5% at franchised locations for the second quarter. The combination of strong same-store sales, new restaurant performance, and franchised restaurants acquired in 2011 fueled our substantial revenue increase of nearly 30%. We managed controllable costs, but the higher year-over-year wing costs in the second quarter moderated our net earnings to a 9.3% increase over the same quarter last year, providing earnings per diluted share of $0.62 compared to $0.58 a year ago.”

Total revenue increased 29.7% to $238.7 million in the second quarter compared to $184.1 million in the second quarter of 2011. Company-owned restaurant sales for the quarter increased 31.4% over the same period in 2011, to $220.6 million, driven by a company-owned same-store sales increase of 5.3% and 53 additional company-owned restaurants at the end of second quarter 2012 relative to the same period in 2011. Franchise royalties and fees increased 12.1% to $18.2 million for the quarter versus $16.2 million in the second quarter of 2011. This increase is attributed to a franchise same-store sales increase of 5.5% and 13 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $51,524 for the second quarter of 2012 compared to $47,970 for the same quarter last year, a 7.4% increase. Franchised restaurants averaged $54,766 for the period versus $50,995 in the second quarter a year ago, also a 7.4% increase.

For the second quarter, net earnings increased 9.3% to $11.7 million versus $10.7 million in the second quarter of 2011. Earnings per diluted share were $0.62, as compared to second quarter 2011 earnings per diluted share of $0.58.

2012 Outlook

Ms. Smith remarked, “We have exciting things happening in the second half of 2012 and are pleased that our same-store sales remain strong, at 6.8% at company-owned restaurants and 7.3% at franchised locations for the first four weeks of the third quarter. We plan to open more than 70 new company-owned and franchised locations before the end of the year, and we intend to purchase nine Buffalo Wild Wings franchised locations this quarter. We are building more locations in Canada, including our first location in the Calgary, Alberta market, and we are pleased to announce we have signed two new international franchising agreements.  We have an agreement for up to 22 locations across six countries in the Middle East over the next six years, and another agreement for four locations in Puerto Rico in the next four years.”

Ms. Smith continued, “We are gearing up for football season, an exciting time of year for us. Yesterday, we announced we have become the title sponsor of a longstanding college bowl game to be played on December 29th in Tempe, Arizona that will now be titled the Buffalo Wild Wings Bowl. We plan to make this a bowl game for football fans across the country and will bring the Buffalo Wild Wings experience to this exciting game for Big Ten and Big Twelve teams.

Our focus for the remainder of the year is on driving strong sales and disciplined expense management. Like industries across the country, we are facing rising commodity costs. We are responding to the challenge with menu price increases and marketing and operations strategies that will help lessen the bottom-line impact of wings in the near future and long term. Considering these factors, and provided sales remain strong, we should achieve net earnings growth between 15% and 20% for 2012.”

Ms. Smith concluded, “As we look ahead, we are excited about the strategies we have set in motion to evolve our brand to ensure we remain compelling to our Guests in the future. In addition to our updated logo, we have begun construction of restaurants that incorporate our new facility design. We are building a technology foundation for a pipeline of new initiatives to engage our Guests with unique and interactive platforms that will ensure Buffalo Wild Wings remains the preferred destination for a great sports-viewing experience. Fans across North America continue to embrace our growing brand and we look forward to sharing it across the globe.”

Buffalo Wild Wings will be hosting a conference call today, July 24, 2012 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until July 31, 2012. To access this replay, please dial 1.858.384.5517 password 4551930.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in eighteen mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 837 Buffalo Wild Wings locations across 48 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2012 and beyond, including but not limited to those relating to our second quarter sales trends and projected unit and net earnings growth rates for 2012 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Six months ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Revenue:
Restaurant sales	$220,550	167,896	452,866	333,423
Franchise royalties and fees	18,173	16,205	36,979	32,828
Total revenue	238,723	184,101	489,845	366,251

Costs and expenses:
Restaurant operating costs:
Cost of sales	69,799	45,735	141,950	91,999
Labor	66,638	51,309	134,906	100,187
Operating	32,349	25,048	65,146	49,597
Occupancy	13,091	10,659	25,891	20,886
Depreciation and amortization	16,090	11,931	31,621	22,953
General and administrative	20,976	18,766	40,400	35,058
Preopening	1,536	4,116	4,127	6,503
Loss on asset disposals and store closures	597	492	1,334	903
Total costs and expenses	221,076	168,056	445,375	328,086
Income from operations	17,647	16,045	44,470	38,165
Investment income (loss)	(115)	(152)	295	204
Earnings before income taxes	17,532	15,893	44,765	38,369
Income tax expense	5,870	5,220	14,858	12,835
Net earnings	$11,662	10,673	29,907	25,534

Earnings per common share – basic	$0.63	0.58	1.61	1.39
Earnings per common share – diluted	0.62	0.58	1.60	1.39
Weighted average shares outstanding – basic	18,575	18,330	18,565	18,318
Weighted average shares outstanding – diluted	18,660	18,401	18,650	18,389

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 24, 2012	June 26, 2011	June 24, 2012	June 26, 2011
Revenue:
Restaurant sales	92.4%	91.2%	92.5%	91.0%
Franchising royalties and fees	7.6	8.8	7.5	9.0
Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	31.6	27.2	31.3	27.6
Labor	30.2	30.6	29.8	30.0
Operating	14.7	14.9	14.4	14.9
Occupancy	5.9	6.3	5.7	6.3
Depreciation and amortization	6.7	6.5	6.5	6.3
General and administrative	8.8	10.2	8.2	9.6
Preopening	0.6	2.2	0.8	1.8
Loss on asset disposals and store closures	0.3	0.3	0.3	0.2
Total costs and expenses	92.6	91.3	90.9	89.6
Income from operations	7.4	8.7	9.1	10.4
Investment income (loss)	0.0	(0.1)	0.1	0.1
Earnings before income taxes	7.3	8.6	9.1	10.5
Income tax expense	2.5	2.8	3.0	3.5
Net earnings	4.9	5.8	6.1	7.0

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	June 24, 2012	December 25, 2011
Assets
Current assets:
Cash and cash equivalents	$23,247	20,530
Marketable securities	52,985	39,956
Accounts receivable – net of allowance of $25	14,390	12,165
Inventory	6,022	6,311
Prepaid expenses	2,617	3,707
Refundable income taxes	1,600	7,561
Deferred income taxes	6,963	6,323
Restricted assets	30,751	42,692
Total current assets	138,575	139,245

Property and equipment, net	321,440	310,170
Other assets	27,903	28,174
Goodwill	17,777	17,770
Total assets	$505,695	495,359

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,807	1,852
Accounts payable	28,299	30,089
Accrued compensation and benefits	23,151	30,499
Accrued expenses	8,750	7,580
System-wide payables	30,861	44,250
Total current liabilities	92,868	114,270

Long-term liabilities:
Other liabilities	1,631	1,544
Deferred income taxes	36,907	38,512
Deferred lease credits, net of current portion	23,868	23,047
Total liabilities	155,274	177,373

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,587,152 and 18,377,920 respectively	116,215	113,509
Retained earnings	234,679	204,772
Accumulated other comprehensive loss	(473)	(295)
Total stockholders’ equity	350,421	317,986
Total liabilities and stockholders’ equity	$505,695	495,359

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six months ended
	June 24, 2012	June 26, 2011
Cash flows from operating activities:
Net earnings	$29,907	25,534
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	30,267	22,574
Amortization	1,354	379
Loss on asset disposals and store closures	1,143	904
Deferred lease credits	1,618	1,568
Deferred income taxes	(2,245)	4,795
Stock-based compensation	3,919	5,952
Excess tax benefit from stock issuance	(289)	(211)
Change in operating assets and liabilities:
Trading securities	(534)	(246)
Accounts receivable	(4,484)	(2,643)
Inventory	281	(186)
Prepaid expenses	1,090	1,077
Other assets	(1,084)	(1,534)
Unearned franchise fees	(45)	(60)
Accounts payable	(177)	4,072
Income taxes	6,250	5,743
Accrued expenses	(234)	2,525
Net cash provided by operating activities	66,737	70,243

Cash flows for investing activities:
Acquisition of property and equipment	(44,438)	(55,159)
Purchase of marketable securities	(52,493)	(54,790)
Proceeds of marketable securities	39,998	63,597
Net cash used in investing activities	(56,933)	(46,352)

Cash flows for financing activities:
Issuance of common stock	1,117	867
Tax payments for restricted stock units	(8,447)	(2,481)
Excess tax benefit from stock issuance	289	211
Net cash used in financing activities	(7,041)	(1,403)
Effect of exchange rate changes on cash and cash equivalents	(46)	39
Net increase in cash and cash equivalents	2,717	22,527
Cash and cash equivalents at beginning of period	20,530	15,309
Cash and cash equivalents at end of period	$23,247	37,836

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2012	327	330
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232
2008	165	169	187	197

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2012	505	505
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420
2008	340	346	348	363

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	9.2%	5.3%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	7.3%	5.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES
Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	$55,131	51,524
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2012	$57,282	54,766
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382